Exhibit 99.1

Orthofix International Reports Third Quarter 2016 Financial Results

•	Net sales of $98.5 million, a decrease of 2.6% compared to prior year
•	GAAP net income from continuing operations of $10.4 million; an increase of $11.2 million over prior year
•	Adjusted EBITDA of $23.5 million; an increase of $7.7 million, or 48%, over prior year
•	Company lowers 2016 net sales guidance and raises 2016 GAAP net income and adjusted EBITDA guidance

LEWISVILLE, Texas — October 31, 2016 — Orthofix International N.V. (NASDAQ:OFIX) today reported its financial results for the third quarter ended September 30, 2016.  For the third quarter of 2016, net sales were $98.5 million, earnings per share from continuing operations was $0.56 and adjusted earnings per share from continuing operations was $0.36.

“While we underperformed on the top-line during the quarter, primarily in our Spine Fixation business, I am very happy about where the company is today. We now have a solid infrastructure in place, a dominant position in the bone growth stimulation market, a strong balance sheet, improving free cash flow, and double-digit ROIC,” said President and Chief Executive Officer Brad Mason. “Although highly competitive, our markets remain very healthy, and we have plans in place to reinvigorate our top-line growth going forward.”

Third Quarter Financial Results

The following table provides net sales, net sales change and constant currency net sales change by strategic business unit (“SBU”) for the three months ended September 30, 2016 and 2015:

	Three Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	Change	Constant Currency Change
BioStim	$42,956	$41,559	3.4%	3.4%
Biologics	14,335	14,639	(2.1%)	(2.1%)
Extremity Fixation	24,314	24,694	(1.5%)	0.0%
Spine Fixation	16,892	20,259	(16.6%)	(16.7%)
Total net sales	$98,497	$101,151	(2.6%)	(2.3%)

The growth in the BioStim SBU in the period was primarily driven by increased order counts from an expanding customer base and procedure volumes. The decrease in the Biologics SBU was due to underperformance in our largest of three sales regions, which has now been restructured, in addition to an increasing number of competitors in the stem cell allograft market and an associated reduction in average sales price. Trinity allograft tissue volumes and net sales increased slightly over prior year in the U.S. The decrease in the Extremity Fixation SBU was largely due to the negative impact of foreign currency translation. Excluding this impact, net sales were consistent with the prior year and up 5.4% on a trailing twelve month basis. The decrease in net sales in the Spine Fixation SBU was primarily due to the timing of international cash collections, the loss of several key surgeons early in the year in the U.S. and the exclusion from a large national hospital account in the second quarter.

Gross profit increased $1.3 million to $78.6 million. Gross margin increased to 79.8% as compared to 76.4% in the prior year period.

Sales and marketing expenses decreased primarily due to bad debt expense recorded for Puerto Rico in the third quarter of 2015 and a reduction of certain indirect tax liabilities in the current quarter.

Net margin (gross profit less sales and marketing expenses) was $36.9 million, an increase of 18.4% compared to $31.2 million in the prior year period.

General and administrative expenses decreased primarily due to a commercial litigation settlement whereby the Company will receive a $3.0 million cash payment and a decrease in other professional fees and consulting costs of $1.9 million, offset by an increase in share-based compensation expense of $5.8 million, which included $4.8 million in expense associated with the Company’s performance-based vesting restricted stock.

Charges related to U.S. Government resolutions were incurred during the quarter of $1.5 million relating to our ongoing settlement discussions with the SEC as further discussed in our Form 10-Q for the third quarter ended September 30, 2016.

Operating income was $9.3 million compared to operating income of $4.1 million in the prior year period.

Net income from continuing operations was $10.4 million, or $0.56 per share, compared to net loss of $0.8 million, or ($0.04) per share in the prior year period.

Adjusted net income from continuing operations was $6.6 million, or $0.36 per share, compared to adjusted net income of $5.3 million, or $0.28 per share in the prior year period.

EBITDA increased to $14.1 million, compared to $7.6 million in the prior year period. Adjusted EBITDA increased to $23.5 million or 23.9% of net sales for the third quarter, compared to $15.9 million or 15.7% of net sales in the prior year period.

As of September 30, 2016, cash and cash equivalents were $46.8 million compared to $63.7 million as of December 31, 2015. This change was primarily driven by share repurchases, partially offset by an increase in operating cash flows.  As of September 30, 2016 the Company had no outstanding indebtedness and borrowing capacity of $125 million.

Share Repurchase Plan

As previously announced, the Company initiated a share repurchase plan in the fourth quarter of 2015 of up to $75 million of the Company’s common stock through the end of September 2017. As of September 30, 2016, the Company had repurchased a cumulative total of approximately 1,627,000 shares of common stock for $66.6 million under this plan, of which approximately 253,000 shares of common stock were repurchased for $11.1 million in the third quarter of 2016.  From October 1, 2016, to October 28, 2016, the Company has made additional repurchases of 211,671 shares for an amount equal to $8.4 million to complete the share repurchase plan.

Fiscal 2016 Outlook

For the fiscal year ending December 31, 2016, the Company expects the following results, assuming exchange rates are the same as those currently prevailing.

	Previous 2016 Outlook		Current 2016 Outlook
(Unaudited, U.S. Dollars, in millions, except per share data)	Low	High	Low		High
Net sales	$412.0	$416.0	$404.0	[1]	$408.0	[1]
GAAP Net income from continuing operations	$8.9	$12.7	$12.2	[2]	$15.7	[2]
Adjusted EBITDA	$69.0	$72.0	$76.0	[3]	$79.0	[3]
GAAP EPS from continuing operations	$0.48	$0.68	$0.65	[4]	$0.85	[4]
Adjusted EPS from continuing operations	$1.35	$1.45	$1.35	[5]	$1.45	[5]

1 Represents a year-over-year increase of 1.9% to 2.9% on a reported basis.

2 Represents a year-over-year increase of approximately $14.5 million to $18.0 million on a reported basis.

3 Represents a year-over-year increase of 25.2% to 30.2%.

4 Represents a year-over-year increase of approximately $0.77 to $0.97 per share.

5 Represents a year-over-year increase of 28.6% to 38.1%.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company's financial results for the third quarter of 2016. Interested parties may access the conference call by dialing (888) 576-4398 in the U.S. and (719) 457-2601 outside the U.S., and referencing the conference ID 9383336. A replay of the call will be available for two weeks by dialing (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and entering the conference ID 9383336. A webcast of the conference call may be accessed by going to the Company's website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: the expected sales of our products, including recently launched products; the continuation of our ongoing share repurchase program; our ongoing settlement discussions with the Division of Enforcement of the Securities and Exchange Commission (the "SEC") related to investigations that arose out of our prior accounting review and restatements of financial statements and our review of allegations of improper payments involving our Brazil-based subsidiary; the geographic concentration of certain of our sales and accounts receivable in countries or territories that are facing severe fiscal challenges; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against our former sports medicine global business unit); our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation); risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment; the acceptance of new products in the market; conditions of the orthopedic and spine industry; credit markets and the global economy; corporate development and market development activities, including acquisitions or divestitures; unexpected costs or operating unit performance related to recent acquisitions; and other risks described in the "Risk Factors" section of our 2015 Annual Report on Form 10-K, as well as in other reports that we file in the future. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited, U.S. Dollars, in thousands, except share and per share data)	2016	2015	2016	2015
Product sales	$84,997	$87,761	$261,490	$251,461
Marketing service fees	13,500	13,390	39,761	40,406
Net sales	98,497	101,151	301,251	291,867
Cost of sales	19,880	23,865	64,533	65,114
Gross profit	78,617	77,286	236,718	226,753
Operating expenses
Sales and marketing	41,717	46,129	132,582	133,360
General and administrative	18,581	19,348	53,341	63,423
Research and development	6,858	6,523	21,294	18,819
Restatements and related costs	691	1,147	1,481	9,276
Charges related to U.S. Government resolutions	1,499	—	14,369	—
	69,346	73,147	223,067	224,878
Operating income	9,271	4,139	13,651	1,875
Other income and expense
Interest income (expense), net	471	(125)	320	(323)
Other income (expense), net	(634)	(1,736)	1,346	(192)
	(163)	(1,861)	1,666	(515)
Income before income taxes	9,108	2,278	15,317	1,360
Income tax benefit (expense)	1,276	(3,066)	(6,703)	(5,808)
Net income (loss) from continuing operations	10,384	(788)	8,614	(4,448)
Discontinued operations
Loss from discontinued operations	(1,018)	(804)	(3,580)	(2,315)
Income tax benefit	530	221	1,258	585
Net loss from discontinued operations	(488)	(583)	(2,322)	(1,730)
Net income (loss)	$9,896	$(1,371)	$6,292	$(6,178)
Net income (loss) per common share—basic:
Net income (loss) from continuing operations	$0.57	$(0.04)	$0.47	$(0.24)
Net loss from discontinued operations	(0.02)	(0.03)	(0.13)	(0.09)
Net income (loss) per common share—basic	$0.55	$(0.07)	$0.34	$(0.33)
Net income (loss) per common share—diluted:
Net income (loss) from continuing operations	$0.56	$(0.04)	$0.46	$(0.24)
Net loss from discontinued operations	(0.02)	(0.03)	(0.12)	(0.09)
Net income (loss) per common share—diluted	$0.54	$(0.07)	$0.34	$(0.33)
Weighted average number of common shares:
Basic	18,091,650	18,855,533	18,238,533	18,785,696
Diluted	18,382,118	18,855,533	18,569,861	18,785,696

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(U.S. Dollars, in thousands except share data)	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,824	$63,663
Trade accounts receivable, less allowance for doubtful accounts of $8,840 and $8,923 at September 30, 2016 and December 31, 2015, respectively	52,893	59,839
Inventories	65,013	57,563
Prepaid expenses and other current assets	20,519	31,187
Total current assets	185,249	212,252
Property, plant and equipment, net	51,861	52,306
Patents and other intangible assets, net	8,020	5,302
Goodwill	53,565	53,565
Deferred income taxes	56,222	57,306
Other long-term assets	21,136	19,491
Total assets	$376,053	$400,222
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$14,375	$16,391
Other current liabilities	68,900	65,597
Total current liabilities	83,275	81,988
Other long-term liabilities	19,598	27,923
Total liabilities	102,873	109,911
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,036,712 and 18,659,696 issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1,804	1,866
Additional paid-in capital	208,109	232,126
Retained earnings	67,415	62,551
Accumulated other comprehensive loss	(4,148)	(6,232)
Total shareholders’ equity	273,180	290,311
Total liabilities and shareholders’ equity	$376,053	$400,222

ORTHOFIX INTERNATIONAL N.V.
Selected Financial Data

Non-GAAP Financial Measures

The following tables in this press release present reconciliations of net income (loss) from continuing operations, earnings per diluted share from continuing operations, gross profit, and net cash provided by operating activities, in each case calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to, as applicable, non-GAAP financial measures, referred to as "EBITDA," "Adjusted EBITDA," "Adjusted net income from continuing operations," "Adjusted diluted earnings per share from continuing operations," "Net margin" and "Free cash flow" that exclude items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included following the reconciliations of non-GAAP financial measures below.

Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	2016	2015
Net income (loss) from continuing operations	$10,384	$(788)	$8,614	$(4,448)
Interest expense (income), net	(471)	125	(320)	323
Income tax (benefit) expense	(1,276)	3,066	6,703	5,808
Depreciation and amortization	5,480	5,171	15,483	15,746
EBITDA	$14,117	$7,574	$30,480	$17,429
Share-based compensation[1]	7,862	1,948	11,874	5,524
Foreign exchange impact	566	1,696	(1,434)	3,374
Strategic investments	(62)	199	342	1,100
Restatements and related costs	691	1,147	1,481	9,276
Infrastructure investments	827	1,270	3,073	4,732
Legal judgments/settlements	(3,000)	—	(3,000)	1,066
Gain on sale of assets	—	—	—	(3,100)
Puerto Rico	—	2,024	—	2,024
Charges related to U.S. Government resolutions	1,499	—	14,369	—
Succession charges[1]	1,026	—	1,026	—
Adjusted EBITDA	$23,526	$15,858	$58,211	$41,425

As a % of net sales	23.9%	15.7%	19.3%	14.2%

1 The Succession charges adjustment includes $0.3 million of accelerated share-based compensation expense as a result of the termination of a former executive officer. This amount is not included within the Share-based compensation adjustment for adjusted EBITDA.

Adjusted Net Income from Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	2016	2015
Net income (loss) from continuing operations	$10,384	$(788)	$8,614	$(4,448)
Income tax (benefit) expense as reported	(1,276)	3,066	6,703	5,808
Income before income taxes from continuing operations	9,108	2,278	15,317	1,360
Foreign exchange impact	566	1,696	(1,434)	3,374
Strategic investments	(62)	199	342	1,100
Restatements and related costs	691	1,147	1,481	9,276
Infrastructure investments	827	1,270	3,073	4,732
Legal judgments/settlements	(3,000)	—	(3,000)	1,066
Gain on sale of assets	—	—	—	(3,100)
Puerto Rico	—	2,024	—	2,024
Charges related to U.S. Government resolutions	1,499	—	14,369	—
Succession charges[1]	1,026	—	1,026	—
Adjusted net income from continuing operations before income taxes	10,655	8,614	31,174	19,832
Income tax expense at 38%	(4,049)	(3,273)	(11,846)	(7,536)
Adjusted net income from continuing operations	$6,606	$5,341	$19,328	$12,296

Adjusted Earnings per Diluted Share from Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, per diluted share)	2016	2015	2016	2015
EPS from continuing operations	$0.56	$(0.04)	$0.46	$(0.24)
Income tax (benefit) expense as reported	(0.07)	0.16	0.36	0.31
EPS before income taxes from continuing operations	0.49	0.12	0.82	0.07
Foreign exchange impact	0.03	0.09	(0.08)	0.18
Strategic investments	—	0.01	0.02	0.06
Restatements and related costs	0.04	0.05	0.08	0.48
Infrastructure investments	0.04	0.07	0.17	0.25
Legal judgments/settlements	(0.16)	—	(0.16)	0.06
Gain on sale of assets	—	—	—	(0.16)
Puerto Rico	—	0.11	—	0.11
Charges related to U.S. Government resolutions	0.08	—	0.77	—
Succession charges[1]	0.06	—	0.06	—
Adjusted EPS from continuing operations before income taxes	0.58	0.45	1.68	1.05
Income tax expense at 38%	(0.22)	(0.17)	(0.64)	(0.40)
Adjusted EPS from continuing operations	$0.36	$0.28	$1.04	$0.65

Weighted average number of diluted common shares	18,382,118	19,059,965	18,569,861	18,997,093

1 The Succession charges adjustment includes $0.3 million of accelerated share-based compensation expense as a result of the termination of a former executive officer. This amount is not included within the Share-based compensation adjustment for adjusted EBITDA.

Net Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	2016	2015
Gross profit	$78,617	$77,286	$236,718	$226,753
Sales and marketing	(41,717)	(46,129)	(132,582)	(133,360)
Total net margin	$36,900	$31,157	$104,136	$93,393

BioStim	$19,996	$16,834	$54,980	$47,634
Biologics	6,821	6,296	19,642	19,525
Extremity Fixation	8,834	6,442	24,170	22,607
Spine Fixation	1,388	1,938	5,925	4,582
Corporate	(139)	(353)	(581)	(955)
Total net margin	$36,900	$31,157	$104,136	$93,393

Free Cash Flow

	Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015
Net cash provided by operating activities	$38,396	$26,539
Capital expenditures	(14,261)	(21,199)
Free cash flow	$24,135	$5,340

Fiscal 2016 Outlook

	Previous 2016 Outlook		Current 2016 Outlook
(Unaudited, U.S. Dollars, in millions)	Low	High	Low	High
Net income from continuing operations	$8.9	$12.7	$12.2	$15.7
Interest (income) expense, net	0.3	0.2	(0.5)	(0.4)
Income tax expense	13.0	15.2	11.7	12.3
Depreciation and amortization	20.5	20.0	20.5	20.0
EBITDA	$42.7	$48.1	$43.9	$47.6
Share-based compensation[1]	8.4	8.4	15.4	15.1
Foreign exchange impact	(2.0)	(2.0)	(1.4)	(1.4)
Strategic investments	0.5	0.4	0.5	0.4
Restatements and related costs	1.3	0.8	1.5	1.5
Infrastructure investments	2.8	2.5	3.7	3.4
Legal judgments/settlements	—	—	(3.0)	(3.0)
Charges related to U.S. Government resolutions	14.4	12.9	14.4	14.4
Succession charges[1]	0.9	0.9	1.0	1.0
Adjusted EBITDA	$69.0	$72.0	$76.0	$79.0

1 The Succession charges adjustment includes $0.3 million of accelerated share-based compensation expense as a result of the termination of a former executive officer. This amount is not included within the Share-based compensation adjustment for adjusted EBITDA.

	Previous 2016 Outlook		Current 2016 Outlook
(Unaudited, per diluted share)	Low	High	Low	High
EPS from continuing operations	$0.48	$0.68	$0.65	$0.85
Income tax expense as forecasted	0.70	0.82	0.63	0.66
Foreign exchange impact	(0.11)	(0.11)	(0.08)	(0.08)
Strategic investments	0.03	0.02	0.03	0.02
Restatements and related costs	0.07	0.04	0.08	0.08
Infrastructure investments	0.15	0.14	0.20	0.18
Legal judgments/settlements	—	—	(0.16)	(0.16)
Charges related to U.S. Government resolutions	0.77	0.70	0.78	0.78
Succession charges[1]	0.05	0.05	0.05	0.05
Income tax expense at 38%	(0.79)	(0.89)	(0.83)	(0.93)
Adjusted EPS from continuing operations	$1.35	$1.45	$1.35	$1.45

Weighted average number of diluted common shares	18,700,000	18,500,000	18,500,000	18,500,000

Reconciling Items for Adjusted EBITDA, Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

•

Share-based compensation – costs related to the Company's share-based compensation plans, which include stock options, restricted stock awards, performance-based restricted stock awards and the Company's stock purchase plan

•

Foreign exchange impact – gains and losses related to foreign currency transactions; guidance presented does not include the impact of any future foreign exchange fluctuations and may be adjusted based on future foreign exchange fluctuations

•	Strategic investments – costs related to the Company's strategic investments, including our investment in eNeura, Inc.
•

Restatements and related costs – legal, accounting, and other professional costs related to the Company's accounting review and restatements through March 2015 and legal fees associated with the ongoing SEC Investigation and Securities Class Action Complaint and Brazil subsidiary compliance review

•	Infrastructure investments – costs associated with our multi-year process and systems improvement effort, "Bluecore"
•	Legal judgments/settlements – adverse or favorable legal judgments or negotiated legal settlements
•	Gain on sale of assets – gain on the sale of the Company's Tempus™ Cervical Plate product line
•	Puerto Rico – bad debt expense in response to the recent fiscal and economic difficulties experienced by the Puerto Rico Commonwealth
•

Charges related to U.S. Government resolutions – charges for potential payments related to ongoing settlement discussions with the Division of Enforcement of the SEC as further discussed in our Form 10-Q for the third quarter ended September 30, 2016

•	Succession charges – costs related to the succession of certain of the Company’s former named executive officers

Net Margin

Net margin is a non-GAAP financial measure, which is calculated by subtracting sales and marketing from gross profit. Net margin is the primary metric used by the Company’s Chief Operating Decision Maker in managing the Company.

Free Cash Flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operating activities. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

1 The Succession charges adjustment includes $0.3 million of accelerated share-based compensation expense as a result of the termination of a former executive officer. This amount is not included within the Share-based compensation adjustment for adjusted EBITDA.

Constant Currency

Constant currency measures actual performance using foreign currency rates from the comparable, prior-year period, to present actuals at comparable rates. Constant currency can be presented for numerous GAAP measures, but is most commonly used by management to compare revenues without the impact of changes in foreign currencies. When disclosed, constant currency measures are presented with the applicable GAAP measure for comparability.

Effective Tax Rate Used in Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

The Company believes using a 38% effective tax rate is meaningful given it reflects management’s expectation of its long-term normalized tax rate, which is based on current tax law and current expected income. The Company’s actual income tax expense will ultimately be based on its GAAP performance and may differ from the 38% rate used in the financial measures due to a variety of factors, including the jurisdictions in which profits are determined to be earned and taxed, the resolution of issues arising from tax audits with various tax authorities, and the ability to realize deferred tax assets.

Management use of, and economic substance behind, Non-GAAP Financial Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business units.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, certain non-cash expenses such as equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP financial measures by relying upon its GAAP results to gain a complete picture of the Company's performance. The GAAP results provide the ability to understand the Company's performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company's businesses, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP financial measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company's senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix's business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company's operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of Orthofix's underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP financial measures.

Source

Orthofix International N.V.